malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

July 14, 2023

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Caro Holdings Inc. to be filed with the Securities and Exchange Commission on or about July 14, 2023. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

10370 Richmond Avenue, Suite 600, Houston, Texas 77042 713.343.4286
Zhongzhou Holdings Financial Center (Tower B) #2205 No. 88, Haide Yi Road, Nanshan District, Shenzhen 518054, P.R. China 86.755.86278659
Room 707, 7th Floor, SK Tower, No.6A Jianguomenwai Avenue, Chaoyang District, Beijing 100022, P.R. China 86.010.85563995
www.malonebailey.com